Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-231212 of Centene Corporation of our report dated March 22, 2018 related to the financial statements of New York State Catholic Health Plan, Inc. (d/b/a Fidelis Care New York)  as of and for the years ended December 31, 2017 and 2016, incorporated by reference in the Current Report on Form 8-K of Centene Corporation dated March 26, 2018, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

New York, New York

May 23, 2019